EXHIBIT 3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seaspan Corporation

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-137051) of Seaspan Corporation our report dated February 22, 2007, except for Note 13(c), which is as of March 13, 2007, and Note 3(o), which is as of April 13, 2007, with respect to the balance sheets of Seaspan Corporation as of December 31, 2006 and 2005, and the related statements of earnings, shareholders’ equity and cash flows for the year ended December 31, 2006 and fiscal period from date of incorporation on May 3, 2005 to December 31, 2005, which appears in this Report on Form 6-K.

/s/ KPMG
Chartered Accountants
Vancouver, Canada
April 16, 2007

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